Exhibit 99.1

KBR Announces the Appointment of Director

HOUSTON – October 7, 2014 – KBR, Inc. (NYSE: KBR) announced today the election of Mark E. Baldwin as a member of the KBR Board of Directors effective October 3, 2014.

Mr. Baldwin retired from Dresser-Rand Group Inc., a global supplier of rotating equipment and aftermarket parts and services, on April 30, 2013, after serving as its Chief Financial Officer and Executive Vice President since his appointment in 2007.  From 2004 to 2007, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer at Veritas DGC Inc., a public energy service company.  Before that, Mr. Baldwin was an operating partner in First Reserve Corporation, a privately held oilfield services private equity firm, from 2003 through 2004, and from 2001 through 2002, he served as Executive Vice President and Chief Financial Officer of Nexitraone, LLC, a privately held voice and data products distribution company.  From 1997 to 2001, Mr. Baldwin was Chairman of the Board and Chief Executive Officer for Pentacon, Inc., then a publicly traded distributor of aerospace and industrial fasteners.

For the 17 years prior to 1997, Mr. Baldwin held a number of progressively more responsible financial and operating positions with Keystone International, Inc., then a publicly traded manufacturer of flow control devices, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group.  For the three years ending in 1980, he served as a certified public accountant with a national accounting firm.

“On behalf of KBR, I am excited that Mark is joining the Board.  We are confident that with Mark’s industry and financial expertise, he will make a positive impact on KBR,” said Loren Carroll, Chairman of the Board of KBR.

Mr. Baldwin was elected to the Board of Directors of TETRA Technologies, Inc., a geographically diversified oil and gas services company, in January 2014, and he is a member of its Audit Committee.  He also serves as a director of Nine Energy Service, Inc., a private company providing downhole completions services.

He holds a Bachelor of Science degree in Mechanical Engineering from Duke University and a Master of Business Administration from Tulane University.

About KBR
KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets.  For more information, visit www.kbr.com.

Contact:
Investors
Zac Nagle
Vice President, Investor Relations and Communications
713-753-5082
Investors@kbr.com

Media
Richard Goins
Director, Corporate Communications
713-751-9471
Mediarelations@kbr.com

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